EXHIBIT 10.1

CONTROL BLOCK SHARE TRANSFER AGREEMENT

THIS CONTROL BLOCK SHARE TRANSFER AGREEMENT is made effective as of the 16th day of November, 2020, by and among QUANTA, INC., a Nevada (“Pubco” or “QNTA”) and Eric Rice, the majority shareholder in Pubco (“Controlling Shareholder”) and Phil Sands.

WHEREAS, The Controlling Shareholder is the registered and beneficial owner of 2,500,000 shares of Series A Preferred Stock in Pubco, which represents majority voting control over Pubco by virtue of its 51% vote on all matters submitted to a vote of the holders of Pubco common and preferred stock (the “Control Block”);

WHEREAS, Controlling Shareholder has agreed to transfer and assign to Phil Sands all 2,500,000 shares of Series A Preferred Stock (the “Shares”) in order to consummate the transition of Pubco into a holding company, without requiring Pubco to further dilute its stock through the issuance of new shares (the “Transaction”); and

WHEREAS, the Controlling Shareholder is expressly retaining ownership in 1,000,000 shares of Common Stock in Pubco, and believes in good faith that by assigning the Shares to Phil Sands, QNTA will have a greater chance of success and by extension, Controlling Shareholder will benefit over time due to an increased stock price and expanded market for QNTA stock; and

THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

1.	REPRESENTATIONS AND WARRANTIES OF controlling shareholder and pubco

1.1	Title and Authority of Controlling Shareholder. The Controlling Shareholder is and will be as of the Closing, the registered and beneficial owner of and will have good and marketable title to all of the aforementioned 2,500,000 shares of Series A Preferred Stock held by him and will hold such free and clear of all liens, charges and encumbrances whatsoever; and such shares of QNTA Stock held by the Controlling Shareholder have been duly and validly issued and are fully paid and non-assessable. The Controlling Shareholder has due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the registered, legal and beneficial title and ownership of the 2,500,000 shares of Series A Preferred Stock.

2.	MISCELLANEOUS PROVISIONS

2.1	Further Assurances. Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

2.2	Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

2.3	Expenses. Each party will bear their own respective costs incurred in connection with the preparation, execution and performance of this Agreement and the Transaction contemplated hereby, including the legal fees, all fees and expenses of agents, representatives and accountants, and other costs incurred in connection with the preparation, execution and performance of this Agreement and the Transaction contemplated hereby.

2.4	Entire Agreement. This Agreement, and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

2.5	Notices. All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses (or at such other address for a party as will be specified by like notice) as on file with QNTA’s transfer agent.

2.6	Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

2.7	Benefits. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

2.8	Assignment. This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

2.9	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed therein.

2.10	Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

QUANTA, INC.

By:	/s/ Eric Rice
Authorized Signatory
Name:	Eric Rice
Title:	Chief Executive Officer

CONTROLLING SHAREHOLDER

/s/ Eric Rice
Eric Rice, holder of 2,500,000 shares of Series A Preferred Stock

Phil Sands

/s/ Phil Sands
Phil Sands